NCO group(R)
                                                                    Exhibit 99.1

                                                                    NEWS RELEASE

For Immediate Release


                    NCO Group Announces third QUARTER Results
               of $0.39 per share, The transition of its long-term
                collection contract to a traditional Contingency
             collection relationship, and new strategic initiatives


HORSHAM, PA, November 4, 2003 - NCO Group, Inc. ("NCO" or the "Company") (Nasdaq: NCOG), a leading provider of accounts receivable management and collection services, announced today that during the third quarter it achieved net income of $10.7 million, or $0.39 per diluted share, as compared to net income of $6.2 million, or $0.24 per diluted share, in the third quarter of 2002. These earnings were within NCO's previously announced guidance of $0.38 to $0.42.

Revenue in the third quarter of 2003 was $188.6 million, an increase of 12.2%, or $20.5 million, from revenue of $168.1 million in the third quarter of the previous year.

The net effect of the previously disclosed long-term collection contract for the third quarter of 2003 was the recognition of $680,000, or $0.01 per diluted share. This compares to a negative impact of $1.6 million, or $0.03 per diluted share, for the third quarter of 2002. The net effect of the long-term contract consists of the deferral of current period revenue net of the recognition of revenue deferred in prior quarters. The $680,000 of net revenue recognized by the Company during this quarter was $800,000, or $0.02 per diluted share, below expectations due to substantial increase in the amount of placements of accounts received from this client. The deferral of revenue under this contract does not affect cash because the Company has already received payment for all of its deferred revenue.

For the nine months ended September 30, 2003, the Company deferred $2.0 million of net revenue, comprised of the deferral of $13.1 million of revenue related to 2003 placements of accounts and the recognition of $11.1 million of revenue from placements of accounts made in 2000 through 2002, the majority of which was previously deferred.

Effective for placements of accounts beginning on January 1, 2004, the long-term collection contract was not renewed, and the relationship with the client is expected to transition to a traditional contingency collection relationship. NCO expects to retain the majority of the client's business, and with the increased placements of accounts, management believes that the new relationship offers NCO the same earnings opportunity as the previous relationship without the need to defer substantial amounts of revenue into future periods. Collections attributable to placements of accounts made prior to January 1, 2004 will continue to be accounted for using the current accounting method.

NCO's operations are currently organized into market specific divisions that include: U.S. Operations, Portfolio Management and International Operations. These divisions accounted for $172.1 million, $18.8 million and $17.3 million of the revenue for the third quarter of 2003, respectively. Included in U.S. Operations' revenue was $12.4 million of inter-company revenue from Portfolio Management and included in International Operations' revenue was $7.2 million of inter-company revenue from U.S. Operations. In the third quarter of 2002, these divisions accounted for $151.5 million, $16.3 million and $11.9 million of the revenue, respectively, before inter-company eliminations of $8.9 million included in U.S. Operations and $2.7 million included in International Operations.

NCO's payroll and related expenses as a percentage of revenue and its selling, general and administrative expenses as a percentage of revenue decreased for the third quarter of 2003 as compared to the same period in the prior year. The decrease in payroll and related expenses as a percentage of revenue was partially due to the shift of more of our collection work to outside attorneys and other third party service providers, and the continued rationalization of staff. Continued reductions in collection expenses and purchased data costs helped to offset the increased usage of outside attorneys and other third party service providers.

NCO also announced that it expects earnings per share, on a diluted basis, to be approximately $0.32 to $0.38 per share for the fourth quarter of 2003. This range takes into consideration the normal budgeted seasonality of the fourth quarter and the range of anticipated amounts of revenue to be recognized under the long-term contract during the quarter.

Commenting on the quarter, Michael J. Barrist, Chairman and Chief Executive Officer, stated, "I am very pleased with the operational and financial performance of the Company during the quarter despite the effects of the long-term collection contract and higher than expected third party servicing fees. Excluding the effects of the long-term contract, the Company has operated within its year-to-date budget. The increased placements of accounts with NCO under the long-term contract has reduced diluted earnings per share by $0.04 during the first nine months of the year.

"It is significant that the changes we have been able to negotiate with our client during this quarter will allow us to transition away from the deferral of revenue associated with the current long-term contract. Under the new agreement, we expect that the Company will have a similar earnings opportunity without the conflicts that existed between a good business deal and a complex accounting treatment. Our fourth quarter guidance takes into consideration the expected increase in the amount of business this client is referring to NCO for collection."

Over the past year and a half, NCO has dedicated substantial resources to the tactical changes needed to assure its success in Accounts Receivable Outsourcing. These resources have allowed the Company to maintain and grow its revenue base and to stabilize its earnings in a difficult operating environment for business services companies. In conjunction with these endeavors, the Company has re-evaluated its client base and market opportunities and has modified its business plan in order to better align the Company with the opportunities to be harvested in a changing business outsourcing climate.

Beginning in early 2004, the Company intends to broaden its service offerings and transition itself into a global provider of outsourced business services. Accounts Receivable Outsourcing will continue to be the Company's largest market segment, however the Company intends to add additional related service offerings either via acquisition, internal development or strategic partnerships.

Commenting on these strategic changes, Michael J. Barrist, Chairman and Chief Executive Officer, stated, "We have found that clients are refocusing their attention away from the services we can provide to solve one particular problem at hand, to the solutions we can bring to the table to help them achieve their broader business objectives. We have also seen many of our clients realigning their organizations so that the buyers of our current service offerings are now becoming the buyers of a much wider array of service offerings that encompass outsourcing opportunities in customer relationship management and many customer administrative and billing functions. The addition of new services will allow us to better meet the near and long-term needs of our clients, which we expect will translate into incremental business opportunity and result in improved value for our shareholders. These additional services will create the core competencies that will be needed in order for NCO to begin the process of blending multiple services offerings together in order to begin selling solutions-based outsourcing to our clients."

NCO will host an investor conference call on Wednesday, November 5, 2003 at 11:30 a.m., ET, to discuss the items discussed in this press release in more detail and to allow the investment community an opportunity to ask questions. Interested parties can access the conference call by dialing (888) 209-7450 (domestic callers) or (706) 643-7734 (international callers). A taped replay of the conference call will be made available for seven days and can be accessed by interested parties by dialing (800) 642-1687 (domestic callers) or (706) 645-9291 (international callers) and providing the pass code 3698918.

NCO Group, Inc. is the largest provider of accounts receivable collection services in the world. NCO provides services to clients in the financial services, healthcare, retail and commercial, utilities, education, telecommunications, and government sectors.

For further information:

At NCO Group, Inc.
Michael J. Barrist,
Chairman and CEO
Steven L. Winokur,
EVP, Finance and CFO
(215) 441-3000
www.ncogroup.com
                 ______________________________________________

Certain statements in this press release, including, without limitation, statements as to fluctuations in quarterly operating results, statements concerning projections, statements concerning the long-term collection contact, statements concerning strategic initiatives, statements as to the economy and its effects on NCO's business, statements as to trends, statements as to NCO's or management's beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, the risk that NCO will not be able to implement its business strategy as and when planned, risks related to the final outcome of the environmental liability, risks related to past and possible future terrorists attacks, risks related to the economy, the risk that NCO will not be able to improve margins, risks relating to growth and future acquisitions, risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to international operations, risks relating to any adverse impact of restating the Company's historical financial statements and other risks detailed from time to time in NCO's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K, as amended, for the year ended December 31, 2002, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

                 ______________________________________________

                       NCO GROUP, INC.
              Unaudited Selected Financial Data
        (in thousands, except for per share amounts)


Statements of Income:
                                                                 For the Three Months
                                                                  Ended September 30,
                                                             -----------------------------
                                                                2002                 2003
                                                             ---------           ---------

Revenue                                                      $ 168,119           $ 188,619

Operating costs and expenses:
       Payroll and related expenses                             81,869              87,878
       Selling, general and administrative expenses             63,211              70,623
       Depreciation and amortization expense                     7,031               7,851
                                                             ---------           ---------
                                                               152,111             166,352
                                                             ---------           ---------
                                                                16,008              22,267

Other income (expense):
       Interest and investment income                              690               1,327
       Interest expense                                         (5,296)             (5,586)
       Other income (expense)                                        -                 402
                                                             ---------           ---------
                                                                (4,606)             (3,857)
                                                             ---------           ---------
Income before income taxes                                      11,402              18,410

Income tax expense                                               4,316               6,978
                                                             ---------           ---------

Income from operations before minority interest                  7,086              11,432

Minority interest                                                 (887)               (709)
                                                             ---------           ---------

Net income                                                   $   6,199           $  10,723
                                                             =========           =========

Net income per share:
       Basic                                                 $    0.24           $    0.41
                                                             =========           =========
       Diluted                                               $    0.24           $    0.39
                                                             =========           =========

Weighted average shares outstanding:
       Basic                                                    25,908              25,941
       Diluted                                                  29,721              29,947


Selected Balance Sheet Information:
                                                                As of               As of
                                                            December 31,        September 30,
                                                                2002                2003
                                                            ------------        -------------
Cash and cash equivalents                                     $ 25,159            $ 44,027
Current assets                                                 215,226             222,334
Total assets                                                   966,281             966,758

Current liabilities                                            109,242             119,742
Long-term debt, net of current portion                         334,423             274,687
Shareholders' equity                                           435,762             477,001

                                NCO GROUP, INC.
                       Unaudited Selected Financial Data
                  (in thousands, except for per share amounts)

Statements of Income:

                                                                         For the Nine Months
                                                                          Ended September 30,
                                                                  ----------------------------------
                                                                       2002                 2003
                                                                  -------------    -----------------
Revenue                                                              $ 531,225            $ 566,210

Operating costs and expenses:
       Payroll and related expenses                                    251,469              264,506
       Selling, general and administrative expenses                    185,627              210,299
       Depreciation and amortization expense                            19,778               23,746
                                                                     ---------            ---------
                                                                       456,874              498,551
                                                                     ---------            ---------
                                                                        74,351               67,659

Other income (expense):
       Interest and investment income                                    2,144                2,952
       Interest expense                                                (15,245)             (17,267)
       Other income (expense)                                             (290)               1,128
                                                                     ---------            ---------
                                                                       (13,391)             (13,187)
                                                                     ---------            ---------
Income before income taxes                                              60,960               54,472

Income tax expense                                                      23,113               20,661
                                                                     ---------            ---------

Income from operations before minority interest                         37,847               33,811

Minority interest                                                       (2,492)              (1,619)
                                                                     ---------            ---------

Net income                                                            $ 35,355             $ 32,192
                                                                     =========            =========

Net income per share:
       Basic                                                            $ 1.37               $ 1.24
                                                                     =========            =========
       Diluted                                                          $ 1.28               $ 1.17
                                                                     =========            =========

Weighted average shares outstanding:
       Basic                                                            25,884               25,919
       Diluted                                                          29,867               29,811

                                NCO GROUP, INC.
                       Unaudited Selected Financial Data
                  (in thousands, except for per share amounts)

Consolidating Statements of Income:

                                                                      For the Three Months Ended September 30, 2003
                                                        ------------------------------------------------------------------------
                                                                                             Intercompany
                                                           NCO Group     NCO Portfolio       Eliminations         Consolidated
                                                        -------------  ----------------     ---------------     -----------------
Revenue                                                    $ 182,198          $ 18,849           $ (12,428)            $ 188,619

Operating costs and expenses:
       Payroll and related expenses                           87,635               243                                    87,878
       Selling, general and administrative expenses           69,647            13,404             (12,428)               70,623
       Depreciation and amortization expense                   7,766                85                                     7,851
                                                          ----------        ----------          ----------           -----------
                                                             165,048            13,732             (12,428)              166,352
                                                          ----------        ----------          ----------           -----------
                                                              17,150             5,117                   -                22,267

Other income (expense):
       Interest and investment income                            738               722                (133)                1,327
       Interest expense                                       (2,972)           (2,679)                 65                (5,586)
       Other income                                              402                 -                                       402
                                                          ----------        ----------          ----------           -----------
                                                              (1,832)           (1,957)                (68)               (3,857)
                                                          ----------        ----------          ----------           -----------
Income before income tax expense                              15,318             3,160                 (68)               18,410

Income tax expense                                             5,818             1,160                                     6,978
                                                          ----------        ----------          ----------           -----------

Income from operations before minority interest                9,500             2,000                 (68)               11,432

Minority interest (1)                                              -               (68)               (641)                 (709)
                                                          ----------        ----------          ----------           -----------

Net income                                                 $   9,500          $  1,932           $    (709)            $  10,723
                                                          ==========        ==========          ==========           ===========

(1) NCO Group owns 63% percent of the outstanding common stock of NCO Portfolio Management, Inc.

                                 NCO GROUP, INC.
                        Unaudited Selected Financial Data
                  (in thousands, except for per share amounts)


Consolidating Statements of Income:

                                                                 For the Nine Months Ended September 30, 2003
                                                       ----------------------------------------------------------------------
                                                                                               Intercompany
                                                         NCO Group         NCO Portfolio       Eliminations     Consolidated
                                                       -------------     -----------------   ----------------  ---------------
Revenue                                                   $ 547,913              $ 55,167          $ (36,870)      $ 566,210

Operating costs and expenses:
       Payroll and related expenses                         263,220                 1,286                            264,506
       Selling, general and administrative expenses         207,262                39,907            (36,870)        210,299
       Depreciation and amortization expense                 23,448                   298                             23,746
                                                          ---------            ----------          ---------       ---------
                                                            493,930                41,491            (36,870)        498,551
                                                          ---------            ----------          ---------       ---------
                                                             53,983                13,676                  -          67,659

Other income (expense):
       Interest and investment income                         1,685                 1,712               (445)          2,952
       Interest expense                                      (9,388)               (8,120)               241         (17,267)
       Other income                                           1,128                     -                              1,128
                                                          ---------            ----------          ---------       ---------
                                                             (6,575)               (6,408)              (204)        (13,187)
                                                          ---------            ----------          ---------       ---------
Income before income tax expense                             47,408                 7,268               (204)         54,472

Income tax expense                                           18,012                 2,649                             20,661
                                                          ---------            ----------          ---------       ---------

Income from operations before minority interest              29,396                 4,619               (204)         33,811

Minority interest (1)                                             -                  (204)            (1,415)         (1,619)
                                                          ---------            ----------          ---------       ---------

Net income                                                 $ 29,396               $ 4,415           $ (1,619)       $ 32,192
                                                          =========            ==========          =========       =========

(1) NCO Group owns 63% percent of the outstanding common stock of NCO Portfolio Management, Inc.